U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Solof, Matthew
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   (Last)               (First)                 (Middle)

33 Fairbanks Boulevard
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                                    (Street)

Woodbury, NY 11797
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

Star Multi Care Services, Inc. (SMCS)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

February 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock               02/05/02       P              25,000        A     $.40     25,000            D
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Common Stock               02/08/02       P              25,000        A     $.40     50,000            D
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Common Stock               02/11/02       P              21,500        A     $.40     71,500            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                 2.                                                                                       Deriv-    Form of
                 Conver-                    5.                              7.                            ative     Deriv-   11.
                 sion                       Number of                       Title andAmount               Secur-    ative    Nature
                 or                         Derivative    6.                of Underlying         8.      ities     Secur-   of
                 Exer-             4.       Securities    Date              Securities            Price   Bene-     ity:     In-
                 cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)      of      ficially  Direct   direct
                 Price    Trans-   action   or Disposed   Expiration Date   --------------------  Deriv-  Owned     (D) or   Bene-
1.               of       action   Code     of(D)         (Month/Day/Year)                Amount  ative   at End    In-      ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or      Secur-  of        direct   Owner-
Derivative       ative    (Month/  8)       4 and 5)      Date     Expira-                Number  ity     Month     (I)      ship
Security         Secur-   Day/     ------   ------------  Exer-    tion                   of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)    (D)   cisable  Date     Title         Shares  5)      4)        4)       4)
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Stock Option     $.45     2/11/02  A         10,000       2/11/02  2/10/07  Common Stock  10,000  $.45    10,000    D
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/ Matthew Solof                                                3/11/02
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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